Maine & Maritimes Corporation Announces Improved First-Quarter Results

Earnings for the First Quarter Mark a Strong Start to 2008, up From Last Year

PRESQUE ISLE, ME -- 05/12/2008 -- Maine & Maritimes Corporation (AMEX: MAM) reported consolidated first-quarter 2008 basic net income of $1.17 per share, or $1.97 million, compared to first-quarter 2007 income of $0.82 per share, or $1.35 million. The main drivers of the improved earnings were cost reductions at Maine Public Service Company, as well as increased transmission wheeling revenue from on-system generation in the utility's service territory. The Company also experienced activity with its new subsidiary, MAM Utility Services Group, obtaining several opportunities related to electrical procurement, construction, engineering, and project management work, and generating $95,000 of net income. These positive activities offset lower electricity sales which were impacted by general economic challenges, including those associated with area lumber industry slowdowns and temporary mill closures.

"We are encouraged by our solid first-quarter financial performance," said Brent M. Boyles, President and CEO of Maine & Maritimes Corporation. "We have made good progress since shifting our focus to core utility competencies. We continue to pursue opportunities in regional utility services, including a jointly-owned transmission project with Central Maine Power Company that has the potential of connecting northern Maine to the New England electrical network. Our performance and steady progress demonstrate our strategy is working in a challenging economic and competitive environment."

Statistical Highlights:

Unaudited

(dollars in thousands except per share amounts)

                                                     Three Months Ended
                                                          March 31,
                                                  ------------------------
                                                      2008         2007
                                                  -----------  -----------
Regulated Operating Revenues                      $    10,891  $    10,915
Unregulated Operating Revenues                          1,296            -
                                                  -----------  -----------
Total Operating Revenues                          $    12,187  $    10,915
                                                  ===========  ===========

Income from Continuing Operations Allocable to
 Common Shareholders                              $     1,975  $     1,560
Loss from Discontinued Operations                          (9)        (209)
                                                  -----------  -----------
Total Consolidated Net Income                     $     1,966  $     1,351
                                                  ===========  ===========

Basic Income per Common Share from Continuing
 Operations                                       $      1.18  $      0.95
Basic Loss per Common Share from Discontinued
 Operations                                             (0.01)       (0.13)
                                                  -----------  -----------
Total (Loss) Income per Common Share              $      1.17  $      0.82
                                                  ===========  ===========

Diluted Income per Common Share from Continuing
 Operations                                       $      1.18  $      0.94
Diluted Loss per Common Share from Discontinued
 Operations                                             (0.01)       (0.13)
                                                  -----------  -----------
Total (Loss) Income per Common Share              $      1.17  $      0.81
                                                  ===========  ===========

Average Shares Outstanding                          1,677,862    1,646,823
                                                  -----------  -----------

About Maine & Maritimes Corporation: Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications, Board Relations, and Economic Development
Tel: 207-760-2418
Email: vjoles@mainepublicservice.com